AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BIOFUEL ENERGY CORP.

The name of the corporation is BioFuel Energy Corp. (hereinafter the “Corporation”). The Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on April 11, 2006 under the name of “Greenlight BFE Holdings, Inc.” The Corporation filed: (a) an Amended and Restated Certificate of Incorporation on June 14, 2007; (b) an Amended and Restated Certificate of Incorporation on February 2, 2011; (c) a Certificate of Designations on February 3, 2011; (d) a Certificate of Amendment on June 14, 2012; and (e) a Certificate of Designation on March 27, 2014 (as amended, the “Second Amended and Restated Certificate of Incorporation”). This Amended and Restated Certificate of Incorporation, which both amends and restates the provisions of the Second Amended and Restated Certificate of Incorporation, was duly adopted by the Board of Directors of the Corporation and approved by the stockholders in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. The Second Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

Article I

The name of this corporation is Green Brick Partners, Inc.

Article II

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

Article III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

Article IV

SECTION 4.01. Authorized Capital Stock. The total number of shares of capital stock which the Corporation shall have the authority to issue is 105,000,000 shares, consisting of (a) 100,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”), and (b) 5,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”). The number of authorized shares of the Common Stock or the Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor.

SECTION 4.02. Undesignated Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, and the voting powers (if any) of the shares of such series, preferences and relative, participating, optional or other special rights or privileges, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The voting powers, preferences and relative, participating, optional and other special rights and privileges of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

SECTION 4.03. Series B Junior Participating Preferred Stock. Pursuant to the authority conferred on the Board by Article IV of the Second Amended and Restated Certificate of Incorporation, the Board created a series of 100,000 shares of Preferred Stock designated as Series B Junior Participating Preferred Stock by filing the Certificate of Designation of Series B Junior Participating Preferred Stock of the Corporation with the Secretary of State of the State of Delaware on March 27, 2014. The voting powers, designations, preferences and relative, participating, optional or other special rights of the shares of the Series B Junior Participating Preferred Stock, and the qualifications, limitations and restrictions thereof, continue in effect and are set forth on Annex I hereto and incorporated herein by reference.

SECTION 4.04. Common Stock. Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote and shall vote at all times, except as otherwise required by this Amended and Restated Certificate of Incorporation or applicable law; provided, however, that to the fullest extent permitted by applicable law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

SECTION 4.05. Dividends. Dividends may be declared and paid on the Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine and may be paid in cash, in property or in shares of the Corporation’s capital stock.

SECTION 4.06. Dissolution, Liquidation or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Common Stock held by each such stockholder.

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Article V

SECTION 5.01. Section 382 Transfer Restrictions.

(a) Definitions. For purposes of this Article V:

(A)         “Affiliate” and “Associate”, when used with reference to any Person, shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof, and to the extent not included within the foregoing, shall also include, with respect to any Person, any other Person whose Corporation Securities would be deemed to be constructively owned by such first Person, owned by a single “entity” as defined in Section 1.382-3(a)(1) of the Treasury Regulations, or otherwise aggregated with shares owned by such first Person, pursuant to the provisions of the Code, or any successor or replacement provision, and the Treasury Regulations promulgated thereunder.

(B)         “Agent” shall mean an agent designated by the Board.

(C)         “Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

(D)         “Close of Business” on any given date shall mean 5:00 p.m., New York City time, on such date; provided, however, that, if such date is not a Business Day, “Close of Business” shall mean 5:00 p.m., New York City time, on the next succeeding Business Day.

(E)         “Code” shall mean the Internal Revenue Code of 1986, as amended.

(F)         “Corporation Securities” shall mean (i) shares of Common Stock, (ii) shares of Preferred Stock (other than preferred stock described in Section 1504(a)(4) of the Code or treated as so described pursuant to Treasury Regulation Section 1.382–2(a)(3)(i)), (iii) warrants, rights or options (including options within the meaning of Treasury Regulation Section 1.382-2T(h)(4)(v)) to purchase stock of the Corporation, and (iv) any other interest that would be treated as “stock” of the Corporation pursuant to Treasury Regulation Section 1.382-2T(f)(18).

(G)         “Excess Securities” shall mean the Corporation Securities which are the subject of the Prohibited Transfer.

(H)         “Exchange Act” shall mean the Securities Exchange Act of 1934, as in effect on the date in question, unless otherwise specifically provided.

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(I)         “Greenlight Commitment Letter” shall mean the Commitment Letter, dated July 15, 2014, by and among the Corporation and certain Affiliates of Greenlight Capital, Inc.

(J)         “Percentage Stock Ownership” shall mean the percentage stock ownership interest in the Corporation of any Person for purposes of Section 382 of the Code as determined in accordance with Treasury Regulation Sections 1.382-2T(g), (h), (j) and (k) and 1.382-4; provided, that for the sole purpose of determining the Percentage Stock Ownership of any entity (and not for the purpose of determining the Percentage Stock Ownership of any other Person), Corporation Securities held by such entity shall not be treated as no longer owned by such entity pursuant to Treasury Regulation Section 1.382-2T(h)(2)(i)(A).

(K)         “Person” shall mean an individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity, or a group of Persons making a “coordinated acquisition” of shares or otherwise treated as an entity within the meaning of Section 1.382-3(a)(1) of the Treasury Regulations, and shall include any successor (by merger or otherwise) of such individual or entity.

(L)         “Prohibited Distributions” shall mean any dividends or other distributions that were paid by the Corporation and received by a Purported Transferee with respect to the Excess Securities.

(M)         “Prohibited Transfer” shall mean any purported Transfer of Corporation Securities to the extent that such a Transfer is prohibited and/or void under this Article V.

(N)         “Restriction Release Date” shall mean the earlier of (i) the Close of Business on the effective date of the repeal of Section 382 or any successor statute if the Board determines that this Article V is no longer necessary or desirable for the preservation of Tax Benefits and (ii) the Close of Business on the first day of a taxable year of the Corporation with respect to which the Board determines that no Tax Benefits may be carried forward.

(O)         “Subsidiary” of another Person shall mean a Person at least a majority of the total outstanding voting power (being the power under ordinary circumstances (and not merely upon the happening of a contingency) to vote in the election of directors of such Person (if such Person is a corporation) or to participate in the management and control of such Person (if such Person is not a corporation)) of which is owned, directly or indirectly, by such other Person or by one or more other Subsidiaries of such other Person or by such other Person and one or more other Subsidiaries of such other Person.

(P)         “Substantial Stockholder” shall mean a Person who beneficially owns, alone or together with all Affiliates and Associates of such Person, a Percentage Stock Ownership of 4.99% or more.

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(Q)         “Tax Benefits” shall mean the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers, foreign tax credit carryovers, research and development credit carryovers and any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of Section 382 of the Code, and the Treasury Regulations promulgated thereunder, of the Corporation or any of its Subsidiaries.

(R)         “Third Point Commitment Letter” shall mean the Commitment Letter, dated July 15, 2014, by and among the Corporation and certain Affiliates of Third Point LLC.

(S)         “Transaction Agreement” shall mean the Transaction Agreement, dated June 10, 2014, by and among the Corporation, the companies listed on Schedule I thereto and the sellers listed on Schedule II thereto.

(T)         “Transfer” shall mean, with respect to Corporation Securities, the acquisition or disposition, directly or indirectly, of ownership of Corporation Securities by any means, including, without limitation, (i) the creation or grant of any pledge (or other security interest), right or option with respect to Corporation Securities, including, without limitation, an option within the meaning of Treasury Regulation Section 1.382-4(d)(8); (ii) the exercise of any pledge, right or option described in clause (i); (iii) any sale, assignment, conveyance or other disposition of Corporation Securities; or (iv) any other transaction treated under the applicable rules under Section 382 of the Code as a direct or indirect acquisition or disposition of Corporation Securities (including the acquisition of an ownership interest in a Substantial Stockholder).

(U)         “Treasury Regulations” shall mean final, temporary and proposed tax regulations promulgated under the Code, as amended.

(b) Prohibited Transfers. From and after the filing and effectiveness of this Amended and Restated Certificate of Incorporation, any attempted Transfer of Corporation Securities prior to the Restriction Release Date, or any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Restriction Release Date, shall, to the fullest extent permitted by applicable law, be prohibited and void ab initio insofar as such attempted Transfer purports to transfer ownership or rights in respect of Corporation Securities to a purported transferee (a “Purported Transferee”) to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (1) any Person (including any group of Persons) would become a Substantial Stockholder or (2) the Percentage Stock Ownership interest of any Substantial Stockholder would be increased. Nothing in this Article V shall preclude (i) the settlement of any transaction with respect to the Corporation Securities entered into through the facilities of a national securities exchange; provided, however, that the Corporation Securities and parties involved in such transaction shall remain subject to the provisions of this Article V in respect of such transaction or (ii) the consummation of any transaction contemplated by the Transaction Agreement, the Greenlight Commitment Letter or the Third Point Commitment Letter.

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(c) Exceptions; Authorized Transfers.

(i)          The restrictions set forth in Section 5.01(b) shall not apply to an otherwise Prohibited Transfer if the transferor or the transferee obtains the prior written approval of the Board or a duly authorized committee thereof in accordance with Section 5.01(c)(ii) below.

(ii)         The restrictions contained in this Article V are for the purposes of reducing the risk that any “ownership change” (as defined in the Code) with respect to the Corporation may limit the Corporation’s ability to utilize its Tax Benefits. In connection therewith, and to provide for effective policing of these provisions, any Person who desires to effect an otherwise Prohibited Transfer (a “Requesting Person”) shall, prior to the date of such transaction for which the Requesting Person seeks authorization (the “Proposed Transaction”), request in writing (a “Request”) that the Board review the Proposed Transaction and authorize or not authorize the Proposed Transaction in accordance with this Section 5.01(c). A Request shall be delivered to the Secretary of the Corporation at the Corporation’s principal place of business. Such Request shall be deemed to have been delivered to the Corporation when actually received by the Corporation. A Request shall include: (1) the name, address, telephone number and electronic mail address of the Requesting Person; (2) the number and Percentage Stock Ownership of Corporation Securities (by type) then beneficially owned by the Requesting Person; (3) a reasonably detailed description of the Proposed Transaction or Proposed Transactions for which the Requesting Person seeks authorization; and (4) a request that the Board authorize the Proposed Transaction pursuant to this Section 5.01(c). The Board shall endeavor to respond to each Request within twenty Business Days of receiving such Request; provided, however, that the failure of the Board to respond during such twenty Business Day period shall not be deemed to be a consent to, or authorization of, the Proposed Transaction. The Board may authorize a Proposed Transaction unless the Board determines that the Proposed Transaction, considered alone or with other transactions (including, without limitation, past transactions or contemplated transactions), would create a material risk that the Corporation’s Tax Benefits may be jeopardized. Only upon the determination by the Board to authorize a Proposed Transaction shall such Proposed Transaction cease to be a Prohibited Transfer. The Board may impose any conditions that it deems reasonable and appropriate in connection with authorizing any Proposed Transaction. In addition, the Board may require an affidavit or representations from such Requesting Person or opinions of counsel to be rendered by counsel selected by the Requesting Person (and reasonably acceptable to the Board), in each case, as to such matters as the Board may reasonably determine with respect to the preservation of the Tax Benefits. Any Requesting Person who makes a Request to the Board shall reimburse the Corporation, within thirty days of demand therefor, for all reasonable out-of-pocket costs and expenses incurred by the Corporation with respect to any Proposed Transaction, including, without limitation, the Corporation’s reasonable costs and expenses incurred in determining whether to authorize the Proposed Transaction, which costs may include, but are not limited to, any expenses of counsel and/or tax advisors engaged by the Board to advise the Board or deliver an opinion thereto. The Board may require, as a condition to its consideration of the Request, that the Requesting Person execute an agreement in form and substance satisfactory to the Corporation providing for the reimbursement of such costs and expenses. Any authorization of the Board hereunder may be given prospectively or retroactively.

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(iii)        Notwithstanding the foregoing, the Board may determine that the restrictions set forth in Section 5.01(b) shall not apply to any particular transaction or transactions, whether or not a request has been made to the Board, including, without limitation, a Request pursuant to this Section 5.01(c), subject to any conditions that it deems reasonable and appropriate in connection therewith. Any determination of the Board hereunder may be made prospectively or retroactively.

(iv)        The Board, to the fullest extent permitted by applicable law, may exercise the authority granted by this Article V through duly authorized officers or agents of the Corporation.

(d) Legend; Notation. The Board may, to the fullest extent permitted by applicable law, require that any certificates representing Corporation Securities issued prior to the Restriction Release Date contain a conspicuous legend in substantially the following form, evidencing the restrictions set forth in this Article V:

“THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION, AS THE SAME MAY BE AMENDED AND/OR RESTATED FROM TIME TO TIME (THE “CERTIFICATE OF INCORPORATION”), CONTAINS CERTAIN RESTRICTIONS PROHIBITING THE TRANSFER (AS DEFINED IN THE CERTIFICATE OF INCORPORATION) OF CORPORATION SECURITIES (AS DEFINED IN THE CERTIFICATE OF INCORPORATION), INCLUDING COMMON STOCK AND PREFERRED STOCK OF THE CORPORATION, WITHOUT THE PRIOR AUTHORIZATION OF THE BOARD OF THE CORPORATION IF SUCH TRANSFER MAY AFFECT THE PERCENTAGE OF STOCK OF THE CORPORATION (WITHIN THE MEANING OF SECTION 382 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED FROM TIME TO TIME AND THE TREASURY REGULATIONS PROMULGATED THEREUNDER) THAT IS TREATED AS OWNED BY A SUBSTANTIAL STOCKHOLDER AS DEFINED IN THE CERTIFICATE OF INCORPORATION. A COMPLETE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION SHALL BE FURNISHED FREE OF CHARGE TO THE HOLDER OF RECORD OF THIS CERTIFICATE UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.”

The Corporation shall have the power to make appropriate notations upon its stock transfer records and to instruct any transfer agent, registrar, securities intermediary or depository with respect to the requirements of this Article V for any uncertificated Corporation Securities or Corporation Securities held in an indirect holding system, and the Corporation shall provide notice of the restrictions on transfer and ownership to holders of uncertificated shares in accordance with applicable law.

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(e) Treatment of Excess Securities.

(i)          To the fullest extent permitted by applicable law, no officer, employee or agent of the Corporation shall record any Prohibited Transfer, and the Purported Transferee shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Excess Securities. Until the Excess Securities are acquired by another Person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any. Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Corporation Securities shall cease to be Excess Securities. For this purpose, to the fullest extent permitted by applicable law, any Transfer of Excess Securities not in accordance with the provisions of this Section 5.01(e) shall also be a Prohibited Transfer.

(ii)         If the Board determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer pursuant to Section 5.01(b), then, upon written demand by the Corporation, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any Prohibited Distributions, to the Agent. The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions (over the NASDAQ Stock Market or other national securities exchange on which the Corporation Securities may be traded, if possible, or otherwise privately); provided, however, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 5.01(e)(iii) if the Agent rather than the Purported Transferee had resold the Excess Securities.

(iii)        The Agent shall apply any proceeds or any other amounts received by it in accordance with Section 5.01(e)(ii) as follows: (A) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (B) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or in the case of any Prohibited Transfer by gift, devise or inheritance or any other Prohibited Transfer without consideration, the fair market value, (1) calculated on the basis of the closing market price for the Corporation Securities on the day before the Prohibited Transfer, (2) if the Corporation Securities are not listed or admitted to trading on any stock exchange but are traded in the over-the-counter market, calculated based upon the difference between the highest bid and lowest asked prices, as such prices are reported by the relevant inter-dealer quotation service or any successor system on the day before the Prohibited Transfer or, if none, on the last preceding day for which such quotations exist, or (3) if the Corporation Securities are neither listed nor admitted to trading on any stock exchange nor traded in the over-the-counter market, then as determined by the Board), which amount (or fair market value) shall be determined at the discretion of the Board; and (C) third, any remaining amounts, subject to the limitations imposed by the following proviso, shall be paid to one or more organizations qualifying under Section 501(c)(3) of the Code (or any comparable successor provision) selected by the Board; provided, however, that if the Excess Securities (including any Excess Securities arising from a previous Prohibited Transfer not sold by the Agent in a prior sale or sales) represent a 4.99% or greater Percentage Stock Ownership in any class of Corporation Securities, then any such remaining amounts to the extent attributable to the disposition of the portion of such Excess Securities exceeding a 4.99% Percentage Stock Ownership interest in such class shall be paid to two or more organizations qualifying under Section 501(c)(3) of the Code selected by the Board, such that no organization qualifying under Section 501(c)(3) of the Code shall be deemed to possess a Percentage Stock Ownership in excess of 4.99%. To the fullest extent permitted by applicable law, the recourse of any Purported Transferee in respect of any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (B) of the preceding sentence. In no event shall the proceeds of any sale of Excess Securities pursuant to this Section 5.01(e) inure to the benefit of the Corporation.

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(iv)        In the event of any Transfer that does not involve a transfer of securities of the Corporation within the meaning of Delaware law (“Securities,” and individually, a “Security”) but which would cause a Substantial Stockholder to violate a restriction on Transfers provided for in Section 5.01(b), the application of Section 5.01(e)(ii) and (iii) shall be modified as described in this Section 5.01(e)(iv). In such case, no such Substantial Stockholder shall be required to dispose of any interest that is not a Security, but such Substantial Stockholder and/or any Person whose ownership of Securities is attributed to such Substantial Stockholder shall be deemed to have disposed of and shall be required to dispose of sufficient Securities (which Securities shall be disposed of in the inverse order in which they were acquired) to cause such Substantial Stockholder, following such disposition, not to be in violation of this Article V. Such disposition or process shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Section 5.01(e)(ii) and Section 5.01(e)(iii), except that the maximum aggregate amount payable either to such Substantial Stockholder, or to such other Person that was the direct holder of such Excess Securities, in connection with such sale shall be the fair market value of such Excess Securities at the time of the purported Transfer. All expenses incurred by the Agent in disposing of such Excess Securities shall be paid out of any amounts due such Substantial Stockholder or such other Person. The purpose of this Section 5.01(e)(iv) is to extend the restrictions in Section 5.01(b) and Section 5.01(e)(ii) to situations in which there is a Prohibited Transfer without a direct Transfer of Securities, and this Section 5.01(e)(iv), along with the other provisions of this Article V, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities.

(v)         If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty days from the date on which the Corporation makes a written demand pursuant to Section 5.01(e)(ii), then the Corporation may take any action it deems necessary to enforce the provisions hereof, including, without limitation, the institution of legal proceedings to compel the surrender. Nothing in this Section 5.01(e)(v) shall (A) be deemed to be inconsistent with any Transfer of the Excess Securities provided in this Article V to be void ab initio, or (B) preclude the Corporation, in its discretion, from immediately bringing legal proceedings without a prior demand. The Board may authorize such additional actions as it deems advisable to give effect to the provisions of this Article V.

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(vi)        The Corporation may make the written demand described in Section 5.01(e)(ii), as applicable, within thirty days of the date on which the Board determines that a Transfer constituted a Prohibited Transfer; provided, however, that, if the Corporation makes such demand at a later date, the provisions of Article V shall apply nonetheless. No failure by the Corporation to act within the time periods set forth in Section 5.01(e) shall constitute a waiver or loss of any right of the Corporation under this Article V.

(f) Obligation to Provide Information. At the request of the Corporation, any Person that is a beneficial, legal or record holder of Corporation Securities, any proposed transferor or transferee and any of their respective Affiliates and Associates, shall provide such information as the Corporation may reasonably request as may be necessary from time to time in order to determine compliance with this Article V or the status of the Corporation’s Tax Benefits. In furtherance thereof, as a condition to the registration of the Transfer of any Corporation Securities, any Person who is a beneficial, legal or record holder of Corporation Securities, any proposed transferee and any of their respective Affiliates and Associates, shall provide an affidavit containing such information as the Corporation may reasonably request from time to time in order to determine compliance with this Article V or the status of the Tax Benefits of the Corporation.

(g) Board Authority.

(i)          The Board shall have the power to interpret or determine in its sole discretion all matters necessary for assessing compliance with this Article V, including, without limitation, (i) the identification of Substantial Stockholders, (ii) whether a Transfer is a Prohibited Transfer, (iii) whether to exempt a Transfer, (iv) the Percentage Stock Ownership of any Substantial Stockholder, (v) whether an instrument constitutes a Corporation Security, (vi) the amount (or fair market value) due to a Purported Transferee pursuant to clause (B) of Section 5.01(e)(iii) and (e)(iv), and (vii) any other matters which the Board determines to be relevant; and the determination of the Board on such matters shall be conclusive and binding for all the purposes of this Article V.

(ii)         In addition, the Board may, to the extent permitted by applicable law, from time to time establish, modify, amend or rescind bylaws, regulations and procedures of the Corporation not inconsistent with the provisions of this Article V for purposes of determining whether any Transfer of Corporation Securities would jeopardize the Corporation’s ability to preserve and use the Tax Benefits and for the orderly application, administration and implementation of this Article V.

(iii)        Nothing contained in this Article V shall limit the authority of the Board to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and its stockholders in preserving the Tax Benefits.

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(iv)        In the case of an ambiguity in the application of any of the provisions of this Article V, including, without limitation, any definition used herein, the Board shall have the power to determine the application of such provisions with respect to any such situation. In the event this Article V requires an action by the Board but fails to provide specific guidance with respect to such action, the Board shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article V. All such actions, calculations, interpretations and determinations that are done or made by the Board shall be conclusive and binding on the Corporation, the Agent and all other parties for all other purposes of this Article V. The Board may delegate all or any portion of its duties and powers under this Article V to a committee of the Board as it deems necessary or advisable and, to the fullest extent permitted by applicable law, may exercise the authority granted by this Article V through duly authorized officers or agents of the Corporation. Nothing in this Article V shall be construed to limit or restrict the Board in the exercise of its fiduciary duties under applicable law.

(h) Reliance. To the fullest extent permitted by applicable law, the Corporation and the members of the Board shall, in making the determinations and findings contemplated by this Article V, be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board, or by any other Person as to matters the member reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation. For purposes of determining the existence and identity of, and the amount of any Corporation Securities owned by, any stockholder, the Corporation is entitled to rely on the existence and absence of filings of Schedule 13D or 13G under the Securities Exchange Act of 1934, as amended (or similar filings), as of any date.

(i) Benefits of this Article V. Nothing in this Article V shall be construed to give to any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Article V. This Article V shall be for the sole and exclusive benefit of the Corporation and the Agent.

(j) Severability. The purpose of this Article V is to facilitate the Corporation’s ability to maintain or preserve its Tax Benefits. If any provision of this Article V or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article V.

(k) Waiver. With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent under this Article V, (i) no waiver will be effective unless expressly contained in a writing signed by the waiving party, and (ii) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence of the terms of this Article V.

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Article VI

SECTION 6.01. Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board. The number of the directors of the Corporation shall be fixed in the manner provided in the Bylaws. The directors, other than those who may be elected by the holders of any series of Preferred Stock pursuant to the provisions of this Amended and Restated Certificate of Incorporation or any resolution or resolutions providing for the issuance of such class or series of stock adopted by the Board, shall be elected by the stockholders entitled to vote thereon at each annual meeting of stockholders and shall hold office until the next annual meeting of stockholders and until each of their successors shall have been elected and qualified. The election of directors need not be by written ballot. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

SECTION 6.02. Filling of Newly Created Directorships and Vacancies. Except as otherwise provided for or fixed by or pursuant to the provisions of Article IV of this Amended and Restated Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock, newly created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

SECTION 6.03. Qualifications of Directors. There shall be no limitation on the qualifications of any person to be a director or on the ability of any director to vote on any matter brought before the Board, except (a) as required by applicable law or (b) as set forth in this Amended and Restated Certificate of Incorporation.

Article VII

In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to make, amend, alter, change, add to or repeal the Bylaws of the Corporation without the assent or vote of the stockholders in any manner not inconsistent with the law of the State of Delaware or this Amended and Restated Certificate of Incorporation.

Article VIII

To the fullest extent that the DGCL or any other law of the State of Delaware as it exists or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Article VIII shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Article IX

SECTION 9.01. Indemnification. Each person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person) shall be indemnified and held harmless by the Corporation to the fullest extent permitted or authorized by the DGCL against all expenses (including attorneys’ fees), liability and loss reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that the Corporation shall not be obligated to indemnify any director, officer, employee or agent of the Corporation (including the heirs, executors, administrators or estate of such person) in connection with any civil or criminal action, suit or proceeding (any of the foregoing, a “Proceeding”) (or part thereof) initiated by such person (other than Proceedings to enforce indemnification or expense reimbursement or advancement rights hereunder) unless such Proceeding (or part thereof) was authorized or consented to by the Board. The Corporation may, but shall not be obligated to, maintain insurance, at its expense, for its benefit in respect of such indemnification and that of any such person whether or not the Corporation would otherwise have the power to indemnify such person.

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Expenses incurred by a person who is or was a director, officer, employee or agent of the Corporation, or who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise in defending a Proceeding, shall be paid by the Corporation in advance of the final disposition of such Proceeding upon receipt by the Corporation of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation under this Article IX.

If a claim for indemnification under this Section 9.01 after the final disposition of the Proceeding is not paid in full within ninety calendar days after a written claim therefor has been received by the Corporation, or if a claim for payment of expenses under this Section 9.01 is not paid in full within twenty calendar days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

The rights conferred on any person by this Section 9.01 shall not be exclusive of any other rights which such person may have or hereafter acquire under any law, this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation, any agreement, any vote of stockholders or resolution of disinterested directors or otherwise. The Corporation’s obligation, if any, to indemnify any person that was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity, as applicable.

Any amendment, modification or repeal of the foregoing provisions of this Section 9.01 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

SECTION 9.02. Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by or granted pursuant to this Article IX shall continue as to a person who has ceased to be a director, officer, employee or agent of the Corporation, or other person indemnified hereunder, and shall inure to the benefit of the successors, assigns, heirs, executors and administrators of such person.

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Article X

Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders; provided, however, that any action required or permitted to be taken, to the extent expressly permitted by the certificate of designation relating to one or more series of Preferred Stock, by the holders of such series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.

Article XI

The Corporation hereby expressly elects not to be governed by the provisions of Section 203 of the DGCL, and the restrictions and limitations set forth therein.

******

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by [                ], its [                                ], as of the ____ day of ___________, 2014.

By:
Name:
Title:

[Signature Page to Amended & Restated Certificate of Incorporation]

Annex I

16

CERTIFICATE OF DESIGNATION

OF

SERIES B JUNIOR PARTICIPATING PREFERRED STOCK

OF

BIOFUEL ENERGY CORP.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

BIOFUEL ENERGY CORP., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

That pursuant to the authority vested in the Board of Directors of the Corporation (the “Board of Directors”) in accordance with the provisions of the Amended and Restated Certificate of Incorporation of the said Corporation (the “Certificate of Incorporation”), the said Board of Directors on March 27, 2014adopted the following resolution creating a series of 100,000 shares of Preferred Stock designated as “Series B Junior Participating Preferred Stock”:

RESOLVED, that pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Certificate of Incorporation, the Board of Directors hereby authorizes a series of preferred stock, par value $0.01 per share, of the Corporation to be, and such series of preferred stock hereby is, created, and that the number of shares thereof and the voting powers, designations, preferences and relative, participating, optional or other special rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

SECTION 1. Designation and Amount. There shall be a series of Preferred Stock that shall be designated as “Series B Junior Participating Preferred Stock,” and the number of shares constituting such series shall be 100,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series B Junior Participating Preferred Stock to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

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SECTION 2. Dividends or Distributions. (a)  Subject to the prior and superior rights of the holders of shares of any other series of preferred stock of the Company or other class of capital stock of the Company ranking prior and superior to the shares of Series B Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series B Junior Participating Preferred Stock, in preference to the holders of shares of any class or series of stock of the Corporation ranking junior to the Series B Junior Participating Preferred Stock in respect thereof, shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Company legally available therefor, (1) quarterly dividends payable in cash on the last day of each fiscal quarter in each year, or such other dates as the Board of Directors shall approve (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or a fraction of a share of Series B Junior Participating Preferred Stock, in the amount of $10.00 per whole share (rounded to the nearest cent) less the amount of all cash dividends declared on the Series B Junior Participating Preferred Stock pursuant to the following clause (2) since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series B Junior Participating Preferred Stock (the total of which shall not, in any event, be less than zero) and (2) dividends payable in cash on the payment date for each cash dividend declared on the shares of Common Stock, par value $0.01 per share, of the Corporation (the “Common Stock”) in an amount per whole share (rounded to the nearest cent) equal to (x) the Formula Number (as hereinafter defined) then in effect times (y) the cash dividends then to be paid on each share of Common Stock. In addition, if the Corporation shall pay any dividend or make any distribution on the Common Stock payable in assets, securities or other forms of noncash consideration (other than dividends or distributions solely in shares of Common Stock), then, in each such case, the Corporation shall simultaneously pay or make on each outstanding whole share of Series B Junior Participating Preferred Stock a dividend or distribution in like kind equal to the Formula Number then in effect times such dividend or distribution on each share of Common Stock. As used herein, the “Formula Number” shall be 1,000; provided, however, that, if at any time after March 27, 2014, the Corporation shall (i) declare or pay any dividend on the Common Stock payable in shares of Common Stock or make any distribution on the Common Stock in shares of Common Stock, (ii) subdivide (by a stock split or otherwise) the outstanding shares of Common Stock into a larger number of shares of Common Stock or (iii) combine (by a reverse stock split or otherwise) the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then in each such event the Formula Number shall be adjusted to a number determined by multiplying the Formula Number in effect immediately prior to such event by a fraction, the numerator of which is the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event (and rounding the result to the nearest whole number); and provided further that, if at any time after March 27, 2014, the Corporation shall issue any shares of its capital stock in a merger, reclassification, or change of the outstanding shares of Common Stock, then in each such event the Formula Number shall be appropriately adjusted to reflect such merger, reclassification or change so that each share of Series B Junior Participating Preferred Stock continues to be the economic equivalent of a Formula Number of shares of Common Stock prior to such merger, reclassification or change.

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(b) The Corporation shall declare a cash dividend on the Series B Junior Participating Preferred Stock as provided in Section 2(a)(2) immediately prior to or at the same time it declares a cash dividend on the Common Stock; provided, however, that, in the event no cash dividend shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, during the period between the first issuance of any share or fraction of a share of Series B Junior Participating Preferred Stock, a dividend of $10.00 per whole share on the Series B Junior Participating Preferred Stock shall nevertheless accrue on such subsequent Quarterly Dividend Payment Date or the first Quarterly Dividend Payment Date, as the case may be. The Board of Directors may fix a record date for the determination of holders of shares of Series B Junior Participating Preferred Stock entitled to receive a dividend or distribution declared thereon, which record date shall be the same as the record date for any corresponding dividend or distribution on the Common Stock.

(c) Whether or not declared, dividends shall begin to accrue and be cumulative on outstanding shares of Series B Junior Participating Preferred Stock from and after the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue and be cumulative from and after the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series B Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from and after such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series B Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

(d) So long as any shares of Series B Junior Participating Preferred Stock are outstanding, no dividends or other distributions shall be declared, paid or distributed, or set aside for payment or distribution, on the Common Stock unless, in each case, the dividend required by this Section 2 to be declared on the Series B Junior Participating Preferred Stock shall have been declared and set aside.

(e) The holders of shares of Series B Junior Participating Preferred Stock shall not be entitled to receive any dividends or other distributions except as herein provided.

SECTION 3. Voting Rights. The holders of shares of Series B Junior Participating Preferred Stock, in addition to the voting rights provided by law, shall have the following voting rights:

(a) Each holder of Series B Junior Participating Preferred Stock shall be entitled to a number of votes on each matter on which holders of the Common Stock and Class B Common Stock or stockholders generally are entitled to vote equal to the Formula Number then in effect, for each share of Series B Junior Participating Preferred Stock held of record, multiplied by the maximum number of votes per share which any holder of Common Stock, any holder of Class B Common Stock or stockholders generally then have with respect to such matter (assuming, if applicable, any holding period or other requirement to exercise such maximum voting rights is satisfied).

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(b) Except as otherwise herein provided or by applicable law, the holders of shares of Series B Junior Participating Preferred Stock and the holders of shares of Common Stock and the holders of shares of Class B Common Stock shall vote together as one class for the election of directors of the Corporation and on all other matters submitted to a vote of stockholders of the Corporation.

(c) Except as otherwise herein provided or by applicable law, holders of Series B Junior Participating Preferred Stock shall have no voting rights.

SECTION 4. Certain Restrictions. (a) Whenever quarterly dividends or other dividends or distributions payable on the Series B Junior Participating Preferred Stock as provided in Section 3 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series B Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Junior Participating Preferred Stock other than (A) such redemptions or purchases that may be deemed to occur upon the exercise of stock options, warrants or similar rights or grant, vesting or lapse of restrictions on the grant of any other performance shares, restricted stock, restricted stock units or other equity awards to the extent that such shares represent all or a portion of (x) the exercise or purchase price of such options, warrants or similar rights or other equity awards and (y) the amount of withholding taxes owed by the recipient of such award in respect of such grant, exercise, vesting or lapse of restrictions; (B) the repurchase, redemption, or other acquisition or retirement for value of any such shares from employees, former employees, directors, former directors, consultants or former consultants of the Corporation or their respective estate, spouse, former spouse or family member, pursuant to the terms of the agreements pursuant to which such shares were acquired;

(ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Junior Participating Preferred Stock, except dividends paid ratably on the Series B Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Junior Participating Preferred Stock; provided, however, that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series B Junior Participating Preferred Stock; or

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(iv) purchase or otherwise acquire for consideration any shares of Series B Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series B Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Section 4(a), purchase or otherwise acquire such shares at such time and in such manner.

SECTION 5. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, no distribution shall be made (1) to the holders of any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series B Junior Participating Preferred Stock shall have received an amount per share equal to the accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount per share equal to the greater of (x) $1,000 per whole share and (y) an aggregate amount per share equal to the Formula Number then in effect times the aggregate amount to be distributed per share to holders of Common Stock or (2) to the holders of any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Junior Participating Preferred Stock, except distributions made ratably on the Series B Junior Participating Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

SECTION 6. Consolidation, Merger, etc. (a) In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash or any other property, then in any such case the then outstanding shares of Series B Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share equal to the Formula Number then in effect times the aggregate amount of stock, securities, cash or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is exchanged or changed. In the event both this Section 6 and Section 2 appear to apply to a transaction, this Section 6 will control.

(b) Neither the merger or consolidation of the Corporation into or with another entity nor the merger or consolidation of any other entity into or with the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 6.

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SECTION 7. No Redemption; No Sinking Fund. (a)  The shares of Series B Junior Participating Preferred Stock shall not be subject to redemption by the Corporation or at the option of any holder of Series B Junior Participating Preferred Stock; provided, however, that, subject to Section 4(a)(iv), the Corporation may purchase or otherwise acquire outstanding shares of Series B Junior Participating Preferred Stock in the open market or by offer to any holder or holders of shares of Series B Junior Participating Preferred Stock.

(b) The shares of Series B Junior Participating Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

SECTION 8. No Purchase Fund. The shares of Series B Junior Participating Preferred Stock shall not be subject to or entitled to the operation of a purchase fund.

SECTION 9. No Conversion; No Exchange. The shares of Series B Junior Participating Preferred Stock shall not be convertible into, or exchangeable for, shares of any other class or series.

SECTION 10. Ranking. The Series B Junior Participating Preferred Stock shall rank junior to all other series of preferred stock of the Corporation unless the Board of Directors shall specifically determine otherwise in fixing the powers, preferences and relative, participating, optional and other special rights of the shares of such series and the qualifications, limitations and restrictions thereof.

SECTION 11. Fractional Shares. The Series B Junior Participating Preferred Stock shall be issuable upon exercise of the Rights issued pursuant to the Rights Agreement in whole shares or in any fraction of a share that is one one-thousandth of a share (as such fraction may be adjusted as provided in the Rights Agreement) or any integral multiple of such fraction which shall entitle the holder, in proportion to such holder’s fractional shares, to receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series B Junior Participating Preferred Stock. In lieu of any fractional shares, the Corporation may elect (a) to make a cash payment as provided in the Rights Agreement for fractions of a share, other than those one one-thousandths (1/1,000ths) of a Preferred Share (as such fraction may be adjusted as provided in the Rights Agreement), or any integral multiple thereof, represented by one or more whole Rights immediately prior to such exercise, or (b) to issue depositary receipts evidencing fractional shares of Series B Junior Participating Preferred Stock pursuant to an appropriate agreement between the Corporation and a depository selected by the Corporation; provided, however, that such agreement shall provide that the holders of such depositary receipts shall have all the rights, privileges and preferences to which they are entitled as holders of the Series B Junior Participating Preferred Stock.

SECTION 12. Reacquired Shares. Any shares of Series B Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their retirement and cancelation become authorized but unissued shares of Series B Junior Participating Preferred Stock without designation as to series until such shares are once more designated as part of a particular series by the Board pursuant to the provisions of the Certificate of Incorporation.

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SECTION 13. Amendment. So long as any shares of Series B Junior Participating Preferred Stock shall be outstanding, (i) none of the voting power, preferences and relative, participating, optional or other special rights or privileges and the qualifications, limitations and restrictions of the Series B Junior Participating Preferred Stock as herein provided shall be amended in any manner which would alter or change the voting powers, preferences and relative, participating, optional or other special rights or privileges of the holders of Series B Junior Participating Preferred Stock and any qualifications, limitations or restrictions thereof so as to affect them adversely without the affirmative vote of the holders of two-thirds of the outstanding shares of Series B Junior Participating Preferred Stock and (ii) no amendment, alteration or repeal of the Certificate of Incorporation or of the Amended and Restated Bylaws of the Corporation shall be effected so as to affect adversely any of such voting power, preferences and relative, participating, optional or other special rights or privileges.

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IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be duly executed by its authorized officer as of the 27 day and of March, 2014.

BIOFUEL ENERGY INC.,

by	/s/ Mark Zoeller

Name:	Mark Zoeller

Title:	Corporate Secretary

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